Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	David Burke
President and CEO	646 536-7009
(214) 549-6611	dburke@theruthgroup.com
John W. Sweet
(414) 978-6467

Physicians Realty Trust Increases Credit Line to $200 Million

Milwaukee, WI, June 23, 2014 — Physicians Realty Trust (NYSE:DOC) (“the Company”), a self-managed healthcare properties REIT, announced today that the Company, its operating partnership and certain subsidiaries, entered into the Third Incremental Commitment Agreement and Fourth Amendment (the “Third Incremental Commitment Agreement”) to the existing Credit Agreement dated August 29, 2013 with Regions Bank, as Administrative Agent (the “Credit Agreement”). Under this agreement, the Company’s operating partnership is acting as borrower and the Company and subsidiaries are acting as guarantors. Subject to certain conditions precedent, the Third Incremental Commitment Agreement increases the borrowing capacity under the Credit Agreement’s senior secured revolving credit facility from $140 million to $200 million. All other material terms of the Credit Agreement remain substantially unchanged. Under the existing Credit Agreement and subject to satisfaction of certain conditions, including additional lender commitments, the Company’s operating partnership has the option to increase the borrowing capacity under the revolving credit facility to up to $250 million.

“Working with our lenders, we have further enhanced our financial flexibility in order to position Physicians Realty Trust to capitalize on the robust pipeline of investment opportunities we have built through our strong relationships,” stated John T. Thomas, CEO of Physicians Realty Trust. “We appreciate the continued support of our banking group and the confidence they have demonstrated in our team. Coupled with our recent capital raise, the increased credit line gives the Company increased flexibility to seek out high quality assets and increase our FFO as we work to provide shareholders with long-term value.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on May 21, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.